                               E X H I B I T   1 1


                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

(Thousands of dollars and shares)
                                Three Months Ended        Nine Months Ended
                                   September 30              September 30
                                 1995         1994        1995         1994

Net income (loss)                $348         $ 25        $368        $(646)


Weighted average shares of Common
 Stock outstanding             15,847       15,562      15,657       15,562

Weighted average shares of
 Common Stock issuable upon
 conversion of Convertible
 Preferred Stock (2)            7,021        6,637      6,765         2,237

Total shares of Common Stock and
 Common Stock equivalents      22,868       22,199     22,422        17,799


Net income (loss) per share     $.015        $.001      $.016        $(.036)

(1) Primary and fully diluted per share earnings (loss) are substantially the same for each period presented.

(2) Common Stock issuable upon conversion of Convertible Preferred Stock was antidilutive for certain periods in 1994.
